Exhibit 1

BANCO MULTIVA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO MULTIVA, SOLELY IN ITS CAPACITY AS ISSUER TRUSTEE (FIDUCIARIO) UNDER THE IRREVOCABLE ISSUING, ADMINISTRATION, PAYMENT AND GUARANTY TRUST AGREEMENT NO. CIB/4323 ANNOUNCES
EXCHANGE OFFER AND CONSENT SOLICITATION
FOR ANY AND ALL OF ITS 11.000% SENIOR NOTES DUE 2031

Mexico City, Mexico – July 14, 2026 –  Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, solely in its capacity as Issuer Trustee (fiduciario) under the Irrevocable Issuing, Administration, Payment and Guaranty Trust Agreement No. CIB/4323 (Contrato de fideicomiso irrevocable de emisión, administración, pago y garantía no. CIB/4323), (the “Issuer Trust”), has commenced an offer to exchange (the “Exchange Offer”) any and all of the outstanding U.S.$303,000,000 aggregate principal amount of the Issuer Trust’s 11.000% Senior Secured Notes due 2031 (the “Existing Notes”) for its Fixed Rate Senior Secured Notes due 2032 (the “New Notes”).

In conjunction with the Exchange Offer, the Issuer Trust is also soliciting consents (the “Consents”) from eligible holders (each, an “Eligible Holder” and, collectively, the “Eligible Holders”) of the Existing Notes (the “Consent Solicitation”) to the proposed amendments to the indenture governing the Existing Notes (the “Existing Indenture”), which would, among other things, (i) eliminate substantially all of the restrictive covenants and certain related events of default contained in the Existing Indenture, (ii) release all security interests and liens securing the Existing Notes, (iii) release all note guarantees provided by the guarantors with respect to the Existing Notes, and (iv) make certain other conforming changes to the Existing Indenture (the “Proposed Amendments”).

The Exchange Offer and the Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in an exchange offering memorandum and consent solicitation dated July 14, 2026 (the “Exchange Offering Memorandum”).

If Eligible Holders tender their Existing Notes pursuant to the Exchange Offer and Consent Solicitation, they will also be providing their Consents with respect to the Proposed Amendments with respect to such Existing Notes. Eligible Holders may not tender their Existing Notes without also providing their Consents to the Proposed Amendments with respect to such Existing Notes. The Proposed Amendments will be set forth in a supplemental indenture relating to the Existing Notes and are described in more detail in the Exchange Offering Memorandum. Adoption of the Proposed Amendments requires the delivery of consents by holders representing more than 66.6% of the aggregate outstanding principal amount of the Existing Notes (the “Requisite Consents”).

TIMING FOR TENDERS

THE DEADLINE FOR ELIGIBLE HOLDERS TO VALIDLY TENDER EXISTING NOTES AND DELIVER CONSENTS IN ORDER TO BE ELIGIBLE TO RECEIVE NEW NOTES ON THE EARLY SETTLEMENT DATE (AS DEFINED BELOW) WILL BE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 23, 2026, UNLESS EXTENDED OR EARLIER TERMINATED BY THE ISSUER TRUST (SUCH DATE AND TIME, AS THE SAME MAY BE MODIFIED, THE “EARLY TENDER DEADLINE”). The Exchange Offer will expire at 5:00 p.m. (New York City time) on August 11, 2026, unless extended or earlier terminated by the Issuer Trust (such date and time, as the same may be modified, the “Expiration Date”). All tenders of Existing Notes and deliveries of Consents are irrevocable from the time of submission and may not be withdrawn or revoked, except as required by applicable law.

The table below summarizes certain information relating to the New Notes and the Exchange Offer and Consent Solicitation:

Description of New Notes	CUSIP/ISIN	Exchange Consideration

Fixed Rate Senior Secured Notes due 2032 issued on the Early Settlement Date	144A: 05974UAA2 / US05974UAA25 Reg S: P2000YAA2 / USP2000YAA21
U.S. $1.00 in principal amount of New Notes for each U.S. $1.00 of principal amount outstanding of the Existing Notes plus any accrued and unpaid interest on the Existing Notes as of the Early Settlement Date.

Fixed Rate Senior Secured Notes due 2032 issued on the Final Settlement Date	144A: 05974UAB0 / US05974UAB08 Reg S: P2000YAB0 / USP2000YAB04
U.S. $1.00 in principal amount of New Notes for each U.S. $1.00 of principal amount outstanding of the Existing Notes plus any accrued and unpaid interest on the Existing Notes as of the Final Settlement Date.

The New Notes will mature on September 12, 2032 and bear interest at: (i) from the relevant Settlement Date until September 12, 2026, at 13.000% per annum, payable in kind (the “PIK Interest”) by capitalizing such interest and increasing the principal amount of the outstanding New Notes or by issuing PIK Notes; and (ii) from September 12, 2026 until September 12, 2032, at 11.000% per annum, payable in cash, provided that such cash interest rate will step down to 9.500% per annum upon the occurrence of certain conditions relating to the redemption of New Notes using proceeds of residential condominium sales. The New Notes will be guaranteed by Operadora Hotelera G.I., S.A. de C.V. (as Operator Guarantor), Murano PV, S.A. de C.V. (as Parent Guarantor), and the Murano 3224 Trust and the Murano 2000 Trust (as Subsidiary Guarantors).

As of the date of this press release, holders representing more than 84% of the outstanding principal amount of the Existing Notes have entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which they have agreed to tender their Existing Notes in the Exchange Offer (the “Committed Holders”). Accordingly, the Issuer Trust expects the Requisite Consents to be received by the Early Tender Deadline and the Supplemental Indenture to be executed on or about the Early Settlement Date. Eligible Holders who do not participate in the Exchange Offer should be aware that, if the Proposed Amendments are implemented, substantially all of the restrictive covenants and events of default in the Existing Indenture will be eliminated, all security interests and guarantees securing the Existing Notes will be released, and holders of Existing Notes that do not participate in the Exchange Offer will hold unsecured, unguaranteed obligations of the Issuer Trust with limited remaining protections.

Eligible Holders that validly tender Existing Notes and whose Existing Notes are accepted will receive, for each U.S.$1.00 principal amount of Existing Notes tendered plus any accrued and unpaid interest thereon as of the relevant Settlement Date, U.S.$1.00 principal amount of New Notes. The Exchange Offer is structured as a par-for-par exchange with no cash consideration. On the Early Settlement Date, expected to be approximately two Business Days following the Early Tender Deadline (the “Early Settlement Date”), the New Notes will be issued in exchange for any Existing Notes validly tendered at or prior to the Early Tender Deadline and accepted by the Issuer Trust. On the Final Settlement Date, expected to be the second Business Day following the Expiration Date (the “Final Settlement Date”), the New Notes will be issued in exchange for any Existing Notes validly tendered after the Early Tender Deadline but at or prior to the Expiration Date and accepted by the Issuer Trust.

The consummation of the Exchange Offer and the Consent Solicitation is subject to, and conditioned upon, among other things, the receipt of the Requisite Consents and the satisfaction of the other conditions set forth in the Exchange Offering Memorandum. Subject to applicable law and the Lock-Up Agreement, the Issuer Trust reserves the right, in its absolute discretion, to (1) extend, terminate or withdraw the Exchange Offer and the Consent Solicitation at any time or (2) otherwise amend the Exchange Offer and/or the Consent Solicitation in any respect at any time and from time to time. The Issuer Trust is making the Exchange Offer and the Consent Solicitation only in those jurisdictions where it is legal to do so.

Neither the Exchange Offering Memorandum nor any related documents have been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Exchange Offering Memorandum or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

Any questions or requests for assistance or copies of the Exchange Offering Memorandum or related documents may be directed to the Exchange and Information Agent at its telephone number or website set forth below.

The Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor New York, NY 10005
Banks and Brokers Call: (646) 741-7227 Toll-Free: (800) 676-7437 Email: murano@dfking.com Website: www.dfking.com/murano

About Murano

Murano is a luxury hospitality and real estate development group operating in Mexico with a portfolio of large-scale luxury hotel and residential condominium developments owned, developed, and operated by affiliates of Murano Global Investments PLC.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY.  THIS ANNOUNCEMENT IS ALSO NOT A SOLICITATION OF CONSENTS TO ANY PROPOSED AMENDMENTS.  NO RECOMMENDATION IS MADE AS TO WHETHER ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD TENDER THEIR EXISTING NOTES OR DELIVER CONSENTS TO THE PROPOSED AMENDMENTS.

Important Notice Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward-looking statements. The words “expect”, “believe”, “estimate”, “intend”, “plan” and similar expressions, when related to the Murano Group and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made, and the Murano Group undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.